SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEWTEK BUSINESS SERVICES CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWTEK BUSINESS SERVICES CORP.

212 West 35th Street

2nd floor

New York, New York 10001

(212) 356-9500

May 16, 2015

Dear Shareholder:

We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services Corp. (the “Company”) to be held at the offices of the Company at 212 West 35th Street, 2nd floor, New York, NY 10001 on June 24, 2015 at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Also enclosed is a Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and Officers of the Company and a representative of the Company’s independent accountants will be present to respond to any questions that our shareholders may have. Detailed information concerning our activities and operating performance is contained in our enclosed Annual Report.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope or vote by telephone or Internet as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely yours,

/s/ Barry Sloane
Barry Sloane
Chairman, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 24, 2015.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2014 are available on the Internet at http://www.astproxyportal.com/ast/19720/.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/indentification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

NEWTEK BUSINESS SERVICES CORP.

212 West 35th Street

2nd floor

New York, New York 10001

(212) 356-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2015

To the Shareholders of Newtek Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services Corp. (the “Company”) will be held at the offices of the Company at 212 West 35th Street, 2nd floor, New York, NY 10001 on June 24, 2015 at 9:00 a.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	To elect two directors of the Company, each to serve on the Board of Directors until the Company’s Annual Meeting of Shareholders in 2018 and until their successors are duly elected and qualified;

2.	To ratify the selection of McGladrey LLP as the Company’s independent registered accounting firm (independent auditors) for the fiscal year ended December 31, 2015; and

3.	To conduct an advisory vote on the compensation of our named executive officers;

4.	To approve the adjournment of the Annual Meeting if needed to solicit additional proxies; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Shareholders of record at the close of business on May 15, 2015 are entitled to vote at the Annual Meeting and any adjournment thereof.

We ask that you fill in and sign the enclosed proxy card which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. You may also cast your vote by telephone or Internet as shown on the Proxy Card. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ BARRY SLOANE
BARRY SLOANE
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

New York, New York

May 16, 2015

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE MEETING. YOU MAY STILL ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON IF YOU WISH TO CHANGE YOUR VOTE.

PROXY STATEMENT

NEWTEK BUSINESS SERVICES CORP.

212 West 35th Street

2nd floor

New York, New York 10001

(212) 356-9500

ANNUAL MEETING OF SHAREHOLDERS

June 24, 2015

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newtek Business Services Corp. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company at 212 West 35th Street, 2nd floor, New York, NY 10001 on June 24, 2015 at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed Proxy Card, are first being mailed to shareholders on or about May 16, 2015.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the direction given therein. If any other matters are properly brought before the Annual Meeting as to which proxies confer discretionary authority, the persons named in the proxy will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented at the Annual Meeting if notice of such matter has not been delivered to the Company within a reasonable time before the date of this Proxy Statement. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast except with respect to the proposal relating to the ratification of the Company’s independent registered accounting firm. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

How Do You Exercise Your Rights to Vote on the Proposals and Elect Directors?

You may vote using any of the following methods:

By Mail – Shareholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for director and “FOR” the ratification of McGladrey LLP as the Company’s independent registered public accounting firm for 2015. Shareholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

By Telephone – Shareholders of record may submit proxies by following the telephone voting instructions on each proxy card. Most shareholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Daylight Savings Time, the day before the meeting date.

By Internet – Shareholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most shareholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees.

Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

In Person at the Annual Meeting – Shares held in your name as the shareholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

Shareholders who execute the enclosed proxy card retain the right to revoke such proxies at any time prior to voting. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person. The presence of a shareholder at the Annual Meeting alone will not revoke such shareholder’s proxy. Shareholders have no dissenters’ or appraisal rights in connection with any of the proposals described herein.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of the Company’s common shares, $0.02 par value per share (“Common Shares”). Shareholders of record as of the close of business on May 15, 2015 (the “Record Date”) are entitled to one vote for each Common Share then held on all matters. As of the Record Date, 10,217,066 Common Shares were issued and outstanding (excluding treasury shares which do not vote). The presence, in person or by proxy, of at least a majority of the total number of Common Shares outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Company’s Common Shares are required to file certain reports regarding such ownership with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of Common Shares beneficially owned as of the Record Date by:

•	each person or group known by us to beneficially own more than 5% of our outstanding Common Shares;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table set forth in the “Executive Compensation” section; and

•	all of our current directors and executive officers of the Company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Ownership information for those persons who beneficially own 5% or more of the outstanding shares of the Company’s is based upon reports filed by such persons with the SEC and other information obtained from such persons, if available. Under SEC rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of the Record Date through the exercise of any stock option or any other rights. For purposes of computing the percentage of outstanding Common Shares held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after the Record Date are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of the Record Date there were 10,217,066 Common Shares issued and outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Richard Salute	—	*
Craig J. Brunet	41,174	*
Jennifer Eddelson	20,712	*
Sam Kirschner	30,687	*
Salvatore F. Mulia	42,785	*
Peter Downs	11,376	*
Michael Schwartz	3,085	*
Matt Ash	23,110	*
Barry Sloane	1,000,356	9.79%
All current directors and executive Officers as a group (9 persons)		11.48%
Jeffrey G. Rubin (4)	885,192	8.66%

*	Less than 1% of total Common Shares outstanding as of the Record Date.
(1)	Unless otherwise stated, the address of each person listed is c/o Newtek Business Services Corp., 212 West 35th Street, 2nd floor, New York, New York 10001.
(2)	All options and restricted stock units became fully vested on November 11, 2014, the date Newtek Business Services, Inc. merged with and into Newtek Business Services Corp. (the ‘Merger”).
(3)	As of April 30, 2015, except with respect to Mr. Rubin as of December 31, 2014.
(4)	Resigned as President March 7, 2008.

Dollar Range of Equity Securities in the Company Beneficially Owned by Each Director:

Name of Director	Dollar Range of Equity Securities in Newtek Business Services Corp. (1)(2)
Interested Directors
Barry Sloane	Over $100,000
Peter Downs	Over $100,000
Independent Directors
Richard J. Salute	None
Salvatore F. Mulia	Over $100,000
Sam Kirschner	Over $100,000

(1)	Dollar ranges are as follows: None, $1-10,000, $10,001-$50,000, $50,001-$100,000, or Over $100,000.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our Common Shares of $17.02 on April 24, 2015 on the NASDAQ Capital Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

REQUIRED VOTE

Under “Proposal I—Election of Directors,” each director is required to be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and shares not represented at the Annual Meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections, and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors. Shareholders may not cumulate their votes.

The matters described in “Proposal II—Ratification of Appointment of Independent Auditors” and “Proposal IV—Approval to Adjourn to Solicit Additional Votes” are required to be approved by the affirmative vote of the majority of shares voted in person or by proxy at the Annual Meeting. Abstentions and shares not represented at the Annual Meeting will have no effect on these proposals. Brokers may vote in their discretion on these proposals on behalf of clients who have not furnished voting instructions.

With respect to “Proposal III- Advisory Vote on Compensation of Named Executive Officers,” the affirmative vote of a majority of shares present and voted in person or by proxy at the Annual Meeting and entitled to vote on this matter will be taken as the consensus of shareholders on the compensation of our named executive officers. Voting for Proposal III is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation, Corporate Governance and Nominating Committee. Abstentions will have no effect on the voting for this proposal and brokers may not vote shares for which they have not received instructions.

PROPOSAL I – ELECTION OF DIRECTORS

The full Board of Directors currently consists of five directors serving in three classes. Messrs. Barry Sloane and Peter Downs serve in class I, with terms expiring at the 2015 Annual Meeting of shareholders; Mr. Sam Kirschner serves in class II, with a term expiring at the 2016 Annual Meeting of shareholder; and Messrs. Richard J. Salute (see below) and Salvatore F. Mulia serve in class III, with terms expiring at the 2017 Annual Meeting of shareholders.

The nominees for election to the Board of Directors are the class I directors:

Barry Sloane

Peter Downs

The election of these two directors will take place at the Annual Meeting, each of whom will serve until the Company’s Annual Meeting in 2018 and until his successor is duly elected and qualified.

The following is a brief summary of the background of each of the directors and nominees, which includes specific information about each director’s experience, qualifications, attributes or skills that led the board to the conclusion that the individual is qualified to serve on our board, in light of our business and structure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Nominees for Class I Directors –Term Expiring 2018

Name, Address and Age(1)	Position(s) Held with the Company	Terms of Office and Length of Time Served	Principal Occupation(s)_During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 years

Interested Director
Barry Sloane, 55	Director, Chief Executive Officer, and President	Class I Director since 1999; Term expires 2015	Chairman of the Board of Directors, Chief Executive Officer, President and founder of the Company; Executive Officer of each of the Company’s controlled portfolio companies.

Mr. Sloane’s broad business and financial experience and his knowledge of the Company’s businesses have been of great value to the other members of the Board of Directors and qualify him to serve on our Board of Directors.

Peter Downs, 50	Chief Lending Officer	Class I Director since 2014; Term expires 2015	Chief Lending Officer of the Company; President of Newtek Small Business Finance, LLC; Chief Credit Officer of Newtek Business Credit.

Mr. Down’s history with the Company and extensive experience in developing policies and procedures, portfolios and marketing in the small business lending space provides our Board of Directors with the valuable insight of an experienced lender.

Current Directors:

Messers Kirschner, Salute, and Mulia are not “interested persons” of the Company as defined in the 1940 Act.

Name, Address and Age(1)	Position(s) Held with the Company	Terms of Office and Length of Time Served	Principal Occupation(s)_During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 years

Independent Director
Sam Kirschner, [65]	Director	Class II Director since 2010; Term expires 2016	Managing Member of MayerCap, LLC; President of Nexus Family Business Consulting.

Mr. Kirschner’s experience in the finance industry provides a significant addition to the Board of Directors.

Richard J. Salute, [69]	Director	Class III Director since 2015; Term expires 2017	Capital Markets and SEC Practice Director at J.H. Cohn and CohnReznick; Partner at Arthur Andersen.

Mr. Salute’s extensive audit, accounting, and tax experience and relationships with industry players is an asset to our Board of Directors.

Salvatore Mulia, [66]	Director	Class III Director since 2005; Term expires 2017	Financial advisor at RTM Financial Services; Executive Vice President of Pitney Bowes Capital Corp.

Mr. Mulia’s experience in the financial services industry as well as working with smaller to mid-sized companies needing capital and debt and his understanding of these businesses provides a significant addition to the Board of Directors.

(1)	The business address of the director nominees and other directors is c/o Newtek Business Services Corp. 212 West 35th Street, 2nd Floor, New York, New York 10001.

The Board and Board Meetings

Newtek’s Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. In doing so, the Board of Directors and management review published guidelines and recommendations of institutional shareholder organizations and current best practices of similarly situated public companies. The Board of Directors and management also regularly evaluate and, when appropriate, revise the Company’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and The NASDAQ® Stock Market, Inc. (“NASDAQ”) where the Company’s Common Shares are listed and traded.

During the fiscal year ended December 31, 2014, the Board of Directors held a total of 13 meetings. Each director (with the exception of Mr. Salute) attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served. We require each director to make a diligent effort to attend all meetings of the Board of Directors and of the committees as well as each Annual Meeting of our shareholders.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Governance Guidelines” which are available at the Investor Relations page of www.thesba.com. The Governance Guidelines are also available in print to any shareholder who requests them. These principles were adopted by the Board of Directors to best ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the shareholders.

On an annual basis, each director and executive officer is obligated to complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Committees of the Board of Directors

The Board of Directors currently has two standing committees: the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the Board of Directors, which is available the Investor Relations page of on our website at www.thesba.com.

The Board of Directors’ Audit Committee consists of Messrs. Salute as Chair, Mulia and Kirschner and operates pursuant to its written Charter. The Audit Committee held 4 meetings during the fiscal year ended December 31, 2014. The Audit Committee is authorized to examine and approve the audit report prepared by the independent auditors of the Company, to review and select the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls and to review and approve conflict of interest or related party transactions and audit policies.

Director Salute, Chair of the Audit Committee, has been determined by the Board of Directors to be a “financial expert” and “independent” under applicable rules of the SEC and NASDAQ. In addition, the Board of Directors has determined that all members of the Audit Committee are “financially literate” as that term is defined by applicable NASDAQ and SEC rules.

The Company’s Compensation, Corporate Governance and Nominating Committee consists of Messrs. Mulia, as Chair, Salute and Kirschner, all of whom are “non-employee directors” within the meaning of the SEC and NASDAQ rules. The Compensation, Corporate Governance and Nominating Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation, Corporate Governance and Nominating Committee held 9 meetings during the fiscal year ended December 31, 2014. The Compensation, Corporate Governance and Nominating Committee is generally responsible for identifying corporate governance issues, creating corporate governance policies, identifying and recommending potential candidates for election to the Board and reviewing executive and director compensation and performance.

The Compensation, Corporate Governance and Nominating Committee seeks candidates who possess the background, skills, and expertise to make a significant contribution to the Board of Directors, the Company, and its shareholders. In considering possible candidates for election as a director, the Compensation, Corporate Governance and Nominating Committee will take into account, in addition to such other factors as it deems relevant, the desirability of selecting candidates who:

•	Are of the highest character and integrity;

•	Are free of any conflict of interest;

•	Are willing and able to devote sufficient time to the affairs of the Company; and

•	Has the capacity and desire to represent the balance, best interests of the shareholders.

The Compensation, Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Compensation, Corporate Governance and Nominating Committee considers and discusses diversity, among other factors, with a view toward the needs of the board of directors as a whole. The Compensation, Corporate Governance and Nominating Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the board of directors, when identifying and recommending director nominees. The Compensation, Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Compensation, Corporate Governance and Nominating Committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.

Director Independence

The Board of Directors is required by the Governance Guidelines to have a majority of members who meet the applicable independence requirements of the NASDAQ and any applicable rule or law. Each of the following non-employee directors is independent and has no relationship to the Company, except as a director and shareholder.

Richard J. Salute

Salvatore F. Mulia

Sam Kirschner

The Board of Directors has determined that each of its directors, with the exception of Messrs. Sloane and Downs, qualifies as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board of Directors has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is the policy of the Board of Directors to hold executive sessions of the independent directors meeting without management at regular intervals and as requested by a director. Richard J. Salute shall preside over these meetings of the independent directors. All members of the Board of Directors are encouraged to attend the Annual Meeting of Shareholders. In 2014, all members of the Board of Directors attended the Annual Meeting of shareholders.

Leadership Structure

Mr. Sloane has served as Chairman and Chief Executive Officer since 1999 and as President since 2008. As the Company’s President and Chief Executive Officer, Mr. Sloane is an “interested person” under Section 2(a)(19) of the 1940 Act . The Board of Directors continues to believe that our leadership structure is appropriate since Mr. Sloane has over 25 years of experience in our industry or related businesses, and under his leadership our management team has executed a strategy that has significantly improved our earnings growth, cash flow stability and competitiveness. The Company has not appointed a lead independent director.

Board Risk Oversight

While management is responsible for identifying, assessing and managing risk, our Board is responsible for risk oversight with a focus on the most significant risks facing the Company. The Board’s risk oversight includes, but is not limited to, the following risks:

•	strategic;

•	operational;

•	compliance; and

•	reputational.

At the end of each year, management and the Board jointly develop a list of major risks that the Company prioritizes in the following year. In 2014 the Board focused on the following areas of risk:

•	determining Newtek’s long-term growth;

•	strategic and operational planning, including acquisitions and the evaluation of the Company’s capital structure and long term debt financing; and

•	legal and regulatory compliance.

The Board has delegated responsibility for the oversight of specific risks to Board committees. The Audit Committee overseas risks associated with:

•	the Company’s financial statements and financial reporting;

•	mergers and acquisitions;

•	internal controls over financial reporting;

•	credit and liquidity;

•	information technology;

•	overseeing, reviewing and approving management’s estimates of fair value of the Company’s investment portfolio; and

•	security and litigation issues.

The Compensation, Governance and Nominating Committee considers the risks associated with:

•	compensation policies and practices;

•	management resources, structure, succession planning and management development;

•	overall governance practices and the structure and leadership of the Board; and

•	related person transactions and the code of conduct for all employees, officers and directors.

The Board is kept informed of each committee’s risk oversight and any other activities deemed to engender risk via periodic reports from management and the committee chairs. Our Board recognizes the importance of risk oversight, and its role is consistent with the Board’s leadership structure, the CEO and the senior management of the Company. Our senior management is responsible for assessing and managing risk exposure and the Board, and committees of the Board provide the oversight consistent with those efforts.

Director Nominations

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Compensation, Corporate Governance and Nominating Committee applies the criteria set forth in the Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interest of all shareholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities.

Shareholders may recommend individuals to the Compensation, Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. The recommendation should be sent to the Compensation, Corporate Governance and Nominating Committee, c/o Michael A. Schwartz, Secretary, Newtek Business Services Corp., 212 West 35th Street, 2nd Floor, New York, New York 10001. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board of Directors or others. If the Board of Directors determines to nominate a shareholder- recommended candidate and recommends his or her election, then his or her name will be included in the proposal for election for the next annual meeting.

Shareholders also have the right under our Bylaws to nominate director candidates, without any action or recommendation on the part of the Compensation, Corporate Governance and Nominating Committee or the Board, by following the procedures set forth under “Shareholder Proposals” in our proxy statement. Candidates nominated by shareholders in accordance with the procedures set Forth in our Bylaws may be included in our proxy statement and solicitation for the next annual meeting.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation, Corporate Governance and Nominating Committee are independent directors, and none of them are present or past employees or paid officers of ours or any of our subsidiaries. No member of the Compensation, Corporate Governance and Nominating Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers has served on our Board or Compensation, Corporate Governance and Nominating Committee.

Certain Relationships and Related Party Transactions

We have adopted a code of ethics, referred to as our Code of Conduct, which applies to all directors and employees, including the principal executive, financial and accounting officers. A copy of the Code of Conduct will be made available upon request directed to the executive offices of the Company and may be viewed on the Investor Relations page of on our web site www.thesba.com. In addition, we post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code. We also post on our website any amendments to, or waivers from, our Code of Conduct that apply to our principal executive officer and principal financial and accounting officer.

The Audit Committee or the Board of Directors reviews all potential related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee or the Board of Directors. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee or the Board of Directors intends to review such transactions on a case by case basis. In addition, the Compensation, Corporate Governance and Nominating Committee or the Board of Directors reviews and approves all compensation-related policies involving our directors and executive officers.

The Company pays gross residuals to an independent sales organization (“ISO”) controlled by a major shareholder and former president of the Company, Jeffrey G. Rubin. The ISO earns gross residual payments on the merchant processing revenue generated for the Company, and in turn pays commissions to its sales representatives as well as other operating expenses. Gross residuals paid by the Company to the ISO for the years ended December 13, 2014, 2013 and 2012 were approximately $3,973,000, $3,636,000 and $3,155,000, respectively. We anticipate that Mr. Rubin and his related entities will continue to earn gross residual profits on the merchant processing revenue he generates for the Company in 2015.

The husband of Jennifer Eddelson, the Company’s Chief Accounting Officer, is the controller of the portfolio company Universal Processing Services of Wisconsin, LLC, and receives annual compensation in excess of $120,000.

Director Salute, a former partner with CohnReznick LLP (“CohnReznick”), receives a pension from CohnReznick and capital payouts from his partnership interests. CohnReznick performs tax work for the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NASDAQ initial reports of ownership and reports of changes in ownership of Common Shares of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on Forms 3 and 4, and amendments to such forms, provided to the Company by its directors and executive officers and greater than 10% shareholders during 2014, all such required reports were timely filed.

Director Compensation

The Board has adopted a plan for compensation of non-employee directors which gives effect to the time and effort required of each of them in the performance of their duties. During 2014 compensation was paid in cash and is set forth in the table below. Since November 10, 2010, directors are paid the following annual fees:

for participation on the Board: $50,000;

as chair of a Committee: $20,000;

as committee member: $5,000.

Director Summary Compensation Table (1) (2)

				Non-Equity
	Fees earned	Stock	Option	Incentive Plan	Non-qualified Deferred	All Other
Name of Director	or Paid in Cash ($)	Awards ($)	Awards (3) ($)	Compensation ($)	Compensation Earnings ($)	Compensation ($)	Total ($)
David Beck (1)	75,000	—	—	—	—	—	75,000
Salvatore F. Mulia	75,000	—	—	—	—	—	75,000
Sam Kirshner	60,000	—	—	—	—	—	60,000

(1)	Mr. Beck retired from the Board of Directors on April 10, 2015. On April 10, 2015, the Board appointed Richard J. Salute to replace Mr. Beck and serve the remainder of Mr. Beck’s term.
(2)	Messrs. Sloane and Downs are not included in this table as they were employees of the Company in 2014 and thus received no compensation for their services as Directors. The compensation received by Messrs. Sloane and Downs as employees of the Company is shown in the Summary Compensation Table below.
(3)	In July 2014, each director was granted an option to acquire 300 Company Shares at an exercise price of $20.00 per share in exchange for the extension of the vesting period of their stock awards from July 2014 to February 2015. These options expired unexercised on the BDC conversion date of November 11, 2014.

EXECUTIVE COMPENSATION —- COMPENSATION DISCUSSION AND ANALYSIS

Executive Officers of the Registrant

The executive officers of Newtek, and their ages, as of April 30, 2015, are as follows:

Name	Age	Position
Barry Sloane	55	Chairman, Chief Executive Officer and President
Craig J. Brunet	66	Executive Vice President, Chief Information Officer
Jennifer Eddelson	42	Executive Vice President, Chief Accounting Officer
Peter Downs	50	Chief Lending Officer
Michael A. Schwartz(1)	54	Secretary, Chief Legal Officer
Matthew G. Ash(2)	71	Executive Vice President, Chief Compliance Officer

(1)	Mr. Schwartz became Chief Legal Officer and Secretary on January 1, 2015.
(2)	Mr. Ash, formerly the Chief Legal Officer and Secretary, became Chief Compliance Officer in November 2014.

Barry Sloane is the Chairman of the Board, Chief Executive Officer, President and a founder of the Company and is and has been an executive officer of each of the Company’s controlled portfolio companies. In addition, in April 2015 Mr. Sloane became engaged as a director with AK Capital LLC (“AKC”), a securities brokerage company. Previously, from September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that time, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988 Mr. Sloane was a senior mortgage security salesman and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

Craig J. Brunet has served as Executive Vice President and Chief Information Officer since January 1, 2012. Mr. Brunet previously served as Executive Vice President Strategic Planning and Marketing since July 2006 and as Chairman and Chief Executive Officer of the Company’s Harvest Strategies subsidiary since June, 2001. From 1984 through 1989, Mr. Brunet served as Director of Strategic Planning for AT&T, where he managed all special development and modifications to standard AT&T products to include non-standard pricing, terms and conditions, hardware and software strategic initiatives, FCC Tariffs, as well as joint venture and/or integration requirements for the top 50 AT&T accounts. In 1989, Mr. Brunet joined Entergy Corporation as Executive Vice President responsible for managing and directing the overall Entergy System retail and wholesale marketing effort including strategy development, policy preparation and administration, market development and market analysis and research. During his tenure with Entergy, he served as Chairman of the Strategic Planning Committee of the Electric Power Research Institute (EPRI) and served on the Board of Directors of Entergy Enterprises guiding decisions on unregulated activities including strategic acquisition and investments in generation, distribution and new technology assets domestically and internationally. From 1993 through 1996, Mr. Brunet served as Chairman, CEO and President of First Pacific Networks, a leader in the initial development and deployment of broadband technologies in the United States and Europe. During this period, he was also Chairman of the Board of Credit Depot Corporation, a publicly traded multi-state mortgage company and served as Chairman of both the Audit Committee and Compensation Committee.

Jennifer Eddelson is a certified public accountant licensed in the state of New York and has served as Executive Vice President and Chief Accounting Officer of the Company since July 1, 2011. Previously Ms. Eddelson was employed by the Company since 2004 as Corporate Controller, Vice President of Financial Reporting since 2006, and in these and her current capacities has had a principal responsibility for the development and implementation of the Company’s accounting policies and practices. Previously, Ms. Eddelson practiced as a certified public accountant for eight years with Janover, LLC, a public accounting firm located in New York, primarily in the audit and tax area. Ms. Eddelson is a member of the NYS Society of CPAs and a member of the AICPA.

Peter Downs is the Company’s Chief Lending Officer and was appointed as director in connection with the BDC Conversion on November 12, 2014. Mr. Downs joined the Company in 2003 and has been the President of Newtek Small Business Finance, LLC (“NSBF”) and a member of both Credit and Risk Committees for NSBF. He has had primary responsibility for the development of the Company’s lending policies and procedures, portfolio and marketing, from its inception. In 2008, Mr. Downs took on the additional responsibility as the Chief Credit Officer of Newtek Business Credit, with the primary responsibility to grow and manage the Company’s accounts receivable finance and management business. Prior to joining Newtek in 2003, Mr. Downs spent sixteen years in various small business lending roles within the banking industry. From 1990 to 2001, he was employed with European American Bank (“EAB”), where he held various positions including New Business Development Officer for Small Business Lending and Group

Manager of Retail Small Business Lending which encompassed the underwriting and servicing of the bank’s small business loan portfolio. With EAB’s acquisition by Citibank, Mr. Downs was asked to run the bank’s SBA lending portfolio in New York and was eventually named the National Director of SBA lending, coordinating the bank’s SBA underwriting and sales efforts in all Citibank markets across the country. In addition to his banking experience, he has been involved in several non-profit small business advisory boards, and has been a member of the National Association of Government Guaranteed Lenders (NAGGL) Regional Technical Issues Committee.

Michael A. Schwartz has served as Chief Legal Officer and Corporate Secretary since January 1, 2015. Previously, Mr. Schwartz was Senior Counsel to the Company since November 2013. Prior to joining the Company, Mr. Schwartz spent twenty-two years in private practice specializing in complex litigation in the fields of securities, mergers and acquisitions, corporate governance, commercial law, unfair employment practices, consumer protection and antitrust. Mr. Schwartz served on the Company’s Board of Directors from 2005 through 2009.

Matthew G. Ash has served as Chief Compliance Officer since November 2014. From 2007 through December 31, 2014, Mr. Ash was Chief Legal Officer of the Company, and previously served as outside general counsel for the Company since its formation in 1998. Mr. Ash has also been responsible for the day-to-day management of the current Capcos and serves as Director of Capco Investment and Compliance.

The individuals who served as the Company’s Chief Executive Officer, Chief Accounting Officer and Chief Information Officer during 2014, as well as the other individuals included in the Summary Compensation Table below, are referred to below as the “named executive officers.”

Compensation Philosophy and Objectives

All of our compensation programs are designed to attract and retain key employees and to motivate them to achieve, and reward them for achieving, superior performance. Different programs are geared to shorter- and longer-term performance, with the goal of increasing shareholder value over the long-term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than just as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our Common Shares. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and, ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs, including stock options and restricted stock awards.

Role of Executive Officers in Compensation Decisions

The Compensation, Corporate Governance and Nominating Committee (sometimes referred to in this Compensation Discussion and Analysis Section of the Proxy Statement as the “Committee”) supervises the design and implementation of compensation policies for all executive officers (which include the named executive officers) and overall incentive equity awards to all employees of the Company. Decisions regarding the non-equity compensation of executive officers, other than named executive officers, are made by the Chief Executive Officer within the compensation philosophy set by the Committee. Decisions regarding the non-equity compensation of named executive officers are made by the Chief Executive Officer and the Committee for consistency with the Company’s compensation policies.

The Chief Executive Officer semi-annually reviews the performance of each member of the senior executive team, including named executive officers (other than himself whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are then presented to the Committee by the Chief Executive Officer. The Committee will review and approve the recommendations for consistency with the Company’s compensation policies

Setting Executive Compensation

During the course of each fiscal year, it has been the practice of the Chief Executive Officer to review the history of all the elements of each executive officer’s total compensation and the Chief Executive Officer may also compare the compensation of the executive officers with that of the executive officers in an appropriate market comparison group of companies with a capitalization similar to that of the Company. We seek to set compensation levels that are perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit employees. However, the Company does not establish individual objectives in the range of comparative data for each individual or for each element of compensation. Typically, the Chief Executive Officer sets compensation with respect to the executive officers who report to him and presents it to the Committee for conformity with the Company’s overall compensation policies. The named executive officers are not present at the time of these deliberations. The Committee then performs a similar review of the Chief Executive Officer’s total compensation and makes compensation decisions with respect to such officer, who does not participate in that determination.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our Committee, which uses the following factors to determine the amount of salary and other benefits to pay each named executive officer:

•	performance against corporate for the year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

We do not establish individual goals but focus on the overall profitable growth of our business.

Based on the foregoing objectives, we have structured the Company’s annual and long-term incentive-based cash and non- cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

There is no pre-established policy or target for the allocation between either cash or non-cash compensation. Historically we have granted a majority of total compensation to executive officers in the form of cash compensation.

For the year ended December 31, 2014, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation based on the Company’s and the executive’s performance; and

•	retirement and other benefits made available to all employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Executive base salaries continue to reflect our operating philosophy, our performance driven corporate culture and business direction, with each salary determined by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to market levels based on reviews of published salary surveys and the closest related peer company compensation since we do not believe that Newtek has any peer companies. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data from published salary surveys such as Equilar, and the Company generally attempts to fix each named executive officer’s salary within the range. We believe that the Company’s most direct competitors for executive talent are not necessarily restricted to those companies that are included in the peer company index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company.

During the review of base salaries for senior level executives, including the named executive officers, we primarily consider:

•	an internal review of each executive’s compensation both individually and relative to other executive officers;

•	individual performance of the executive; and

•	a review of the Company’s revenue growth, net income and cash flow metrics relative to the Company’s annual plan as established by the Board.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Chief Executive Officer’s assessment of the individual’s performance. Merit based increases to the salaries of named executive officers other than the Chief Executive Officer are recommended by the Chief Executive Officer and confirmed by the Committee and those for the Chief Executive officer are determined by the Committee.

Annual Bonus

Annual bonuses may be awarded to executive officers along with the Company’s non-executive employees under the Company’s cash bonus plan. The Company creates a bonus pool based on an annually determined percentage of the salaries of all employees which it accrues as an expense. Payments under the plan are based on the Company’s overall performance as determined by the Chief Executive Officer and the Committee. The Committee determines any bonus for the Chief Executive Officer based on, among other things, a review of the Company’s revenue growth, net income and cash flow relative to the Company’s annual plans as established by the Board. The Chief Executive Officer in consultation with the Committee with respect to the named executive officers, or in consultation with the named executive officers and other senior level officers with respect to lower level employees, determines annual bonuses for other employees based on such employee’s performance. Factors considered include the achievement of business plans, defined goals and performance relative to other companies of a similar size and business strategy. The mix and weighting of the factors vary, depending on the business segment and the executive’s responsibilities. The level of achievement and overall contribution by the executive determines the level of bonus.

Equity-Based Compensation

From time to time, at the discretion of the Committee, the Company may grant stock options to the named executive officers and other employees to create a clear and strong alignment between compensation and shareholder return and to enable the named executive officers and other employees to develop and maintain a stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company. During the Company’s early years of operation, through approximately 2005, we relied more frequently than at present on equity-based awards due to the limited resources available to the Company to attract and retain qualified employees and executives.

During that period, the Company paid very little in the form of cash bonuses using instead equity-based awards. Currently, the cash flow of the Company permits a more balanced approach, allowing a combination of cash and equity awards to implement the Company’s compensation policies. The Company’s 2000 Incentive Stock and Deferred Compensation Plans were terminated in connection with the BDC conversion and were replaced with a new equity compensation plan approved by our Shareholders in 2014 (the “2014 Stock Plan”). The 2014 Stock Plan differs from the prior Plans in that it reflects certain restrictions imposed on BDCs by the 1940 Act. Specifically, the 2014 Stock Plan does not provide for awards of restricted stock or any awards to non-employees. It will, however, provide for the issuance of options to officers of the Company without regard to whether they are employees of the Company. The options granted under the 2014 Stock Plan will be qualified “performance-based compensation” under Section 162(m) of the Code. The 2014 Stock Plan therefore imposes a limit on the amount of shares subject to any option that may be granted to a participant in any calendar year.

Under applicable accounting rules, we are required to measure the value of equity awards based on the fair value of the award on the grant date. The cost is recognized in our statement of operations over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.

Options are awarded at the average of the highest and lowest sale price of the Company’s Common Shares on the NASDAQ market on the date of the grant (the “Market Value”). In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the Market Value of the Company’s Common Shares on the grant date. The Committee has never granted options with an exercise price that is less than the Market Value of the Company’s common shares on the grant date, nor has it granted options which are priced on a date other than the grant date.

Pursuant to the 2014 Stock Plan, the Committee may, in its discretion, determine the vesting schedule of awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions on any award. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Upon a change of control, or if earlier, the execution of an agreement to effect a change of control, all options under the 2014 Stock Plan become fully vested and immediately exercisable, notwithstanding any other provision of the plan or any agreement

As a BDC, we may not make grants of restricted stock awards, or make any awards to non-employees (other than officers of the Company) without exemptive relief from the SEC. We have filed a request with the SEC for exemptive relief to allow us to amend the 2014 Stock Plan, subject to shareholder approval, and make such grants and awards, although we cannot provide any assurance that we will receive any such exemptive relief.

In any event, under the 1940 Act, a BDC is subject to restrictions on the amount of warrants, options, restricted stock or rights to purchase shares of capital stock that it may have outstanding at any time. In particular, the amount of capital stock that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase capital stock cannot exceed 25% of the BDC’s total outstanding shares of capital stock. This amount is reduced to 20% of the BDC’s total outstanding shares of capital stock if the amount of warrants, options or rights issued pursuant to an executive compensation plan would exceed 15% of the BDC’s total outstanding shares of capital stock.

Benefits and Perquisites

Our executives are generally not entitled to benefits that are not available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our executives or employees. The Committee periodically reviews the levels of benefits provided to executive officers. The named executive officers participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly situated employees. The Company has adopted a match for the Company’s 401(k) savings plan which consists of a discretionary match of 50% of the first 2% of employee contributions up to a maximum of 1% of the employee’s compensation. At the Company’ discretion the match may be in the form of cash or Company Common Shares. In 2014, a match of $153,837 in cash was approved and paid in March 2015.

The perquisites we provided in fiscal 2014 consist of premiums on life insurance policies for and certain travel costs for Mr. Sloane, the Company’s Chief Executive Officer, in the amount of $5,442.

Compensation of the Chief Executive Officer (Share data adjusted for 1 for 5 Reverse Stock Split effectuated on October 22, 2014)

The Committee determined the compensation for Barry Sloane, Chairman, Chief Executive Officer and President for 2014. While recognizing the Chief Executive Officer’s leadership in building a highly talented management team and in driving the Company forward, Mr. Sloane’s salary was increased to $400,000 in March 2014. Mr. Sloane earned a $100,000 bonus for 2014 (paid in March 2015), a $100,000 bonus earned in 2013 and paid in 2014 and a $300,000 bonus earned in 2012 and paid in 2012. Mr. Sloane did not receive a grant of Common Shares or options in 2014; he received a grant of 15,000 Common Shares in 2013 with an original vest date of May 2016 (which vested in November 2014 as a result of the merger of Newtek Business Services, Inc. with and into Newtek Business Services Corp. (the ‘Merger”)), and he received 80,000 Common Shares in 2011 with an original vest date of July 2014, which was extended to February 1, 2015 (which vested in November 2014 as a result of the Merger), with values as of date of award of $139,500 and $680,000 respectively. The Committee has determined that this salary and bonus package is competitive with the labor market median for someone with his skills and talents and is reflective of the Company’s current cash and financial position and the status of the Company’s Common Shares. Mr. Sloane’s base compensation had previously remained unchanged from 2005 through 2012.

Compensation of the Other Named Executive Officers (Share data adjusted for 1 for 5 Reverse Stock Split effectuated on October 22, 2014)

The Committee approved the 2014 compensation for Craig J. Brunet, Executive Vice President and Chief Information Officer, Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, Peter Downs, Chief Lending Officer, and Matthew Ash, Chief Legal Officer, as recommended to it by the Chief Executive Officer.

Mr. Brunet’s base salary was at $200,000 in 2014, and was $276,000 in 2012 and 2011. Mr. Brunet earned a $30,000 cash bonus for 2014 (paid in March 2015). In 2013 Mr. Brunet received an award of 2,000 Common Shares for services performed in 2012 which vested in 2014 in connection with the Merger, valued at $18,600 and a cash bonus of $41,400 in 2012. In 2011, Mr. Brunet was awarded 2,000 Common Shares for services performed in 2010 which vested in 2014 in connection with the Merger, valued at $85,000, and did not receive a cash bonus in 2011.

Ms. Eddelson’s base salary for 2014 and 2013 was $240,000, and was $230,833, in 2012. Ms. Eddelson received a $90,000 cash bonus in 2014 (paid in 2015), and a $50,000 cash bonus for 2013 (paid in March 2014) and received 2,000 Common Shares which vested in 2014 in connection with the Merger, valued at $18,600, for services performed in 2012. In 2012 Ms. Eddelson received a cash bonus of $50,000 and an award of 7,000 Common Shares for services performed in 2011, which vested in July 2014, valued at $56,000.

Mr. Down’s base salary for 2014 was $290,000, and he received an $85,000 cash bonus in 2014 (paid in 2015).

Mr. Ash’s base salary for 2014 and 2013 was $238,000 and was $233,833, in 2012. Mr. Ash received a $50,000 cash bonus in 2014 (paid in 2015), and a $55,000 cash bonus for 2013 (paid in March 2014) and received 2,000 Common Shares which vested in 2014 in connection with the Merger, valued at $18,600, for services performed in 2012. In 2012 Mr. Ash received a cash bonus of $50,000.

Conclusion

The Committee believes that attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value. The Committee seeks to attract and retain management and employees by offering a competitive, performance-based compensation program which the Committee believes aligns the interests of the executive officers and other key employees with those of shareholders. We believe that the Company’s 2014 compensation program met those objectives.

COMPENSATION RISK ASSESSMENT

Our Compensation, Corporate Governance and Nominating Committee aims to establish Company-wide compensation policies and practices that reward contributions to long-term shareholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Committee conducted an assessment of our compensation arrangements, including those for our named executive officers. The assessment process included, among other things, a review of our (1) compensation philosophy, (2) compensation mix and (3) cash and equity-based incentive plans.

In its review, among other factors, the Committee considered the following:

•	Our revenue model and our cash incentive plan encourage our employees to focus on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years.

•	The distribution of compensation among our core compensation elements has effectively balanced short-term performance and long-term performance.

•	Our cash and equity-based incentive awards in conjunction with management efforts focus on both near-term and long-term goals.

•	Our cash and equity-based incentive awards contain a range of performance levels and payouts, to discourage executives from taking risky actions to meet a single target with an all or nothing result of compensation or no compensation.

Our executives are encouraged to hold a meaningful number of Common Shares pursuant to our stock ownership policy. Based upon this assessment, our Compensation, Corporate Governance and Nominating Committee believes that our Company-wide compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

2014 COMPENSATION COMMITTEE REPORT

The Compensation, Corporate Governance and Nominating Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis for fiscal 2014 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Salvatore F. Mulia, Chairman

Richard J. Salute

Sam Kirschner

SUMMARY COMPENSATION TABLE

The following tables set forth the aggregate compensation earned by the Company’s Chief Executive Officer, Chief Accounting Officer, and next three most highly compensated executive officers during 2014 and the two previous years which we refer to as named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (4)		Option Awards (4) (10)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (in excess of $10,000) ($)	Totals ($)
Barry Sloane, CEO	2014	400,000		100,000	[2]	—		—	—	—	—	500,000
	2013	391,667	[1]	100,000	[8]	139,500	[5]	—	—	—	—	631,167
	2012	350,000		300,000	[3]	—		—	—	—	—	650,000
Craig J. Brunet, EVP, CIO	2014	200,000		30,000	[2]	—		—	—	—	—	230,000
	2013	276,000		—		18,600	[5]	—	—	—	—	294,600
	2012	276,000		41,400	[3]	—		—	—	—	—	317,400
Jennifer C. Eddelson, EVP, CAO	2014	240,000		90,000	[2]	—		—	—	—	—	330,000
	2013	240,000		50,000	[8]	18,600	[5]	—	—	—	—	308,600
	2012	230,833		50,000	[3]	56,000	[6]	—	—	—	—	336,833
Peter Downs, Chief Lending Officer [7]	2014	290,000		85,000	[2]	—		—	—	—	—	375,000
Matthew G Ash, Chief Compliance Officer [9]	2014	238,000		50,000	[2]	—		—	—	—	—	288,000
	2013	238,000		55,000	[8]	18,600		—	—	—	—	293,000
	2012	233,833		50,000	[3]	—		—	—	—	—	283,833

(1)	Mr. Sloane received an increase in base salary on March 1, 2013.
(2)	Cash bonus awarded for 2014 performance and paid in 2015.
(3)	Cash bonus awarded for 2012 performance and paid in 2012.
(4)	The value reported for Stock and Option Awards is the aggregate grant date fair value of options or stock awards granted to the named executive officers in the years shown, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote titled “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10— K for the fiscal year ended December 31, 2014.
(5)	Stock grant awarded for 2012 performance, granted in 2013.
(6)	Stock grants awarded for 2011 performance, granted in 2012.
(7)	Mr. Downs became a named executive officer in November 2014.
(8)	Cash bonus awarded for 2013 performance and paid in 2014.
(9)	Matthew G. Ash has served as Chief Compliance Officer since November 2014.
(10)	Messrs. Sloane, Brunet, Downs and Ash were each granted an option to acquire 300 Company Shares with an exercise price of $20.00 per share in exchange for the extension of the vesting period on their stock awards from July 2014, to February 2015. These options expired unexercised on the BDC conversion date of November 11, 2014.

Equity Compensation Plans

The following table provides information as of December 31, 2014 with respect to our Common Shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	—	—	3,000,000
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	—	—	3,000,000

(1)	Consists of 3,000,000 common shares under the Company’s 2014 Stock Incentive and Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS

The following reflects all grants to our named executive officers awarded in the fiscal year ended December 31, 2014, all with an original vest dated of March 1, 2016, but which vested on or before November 11, 2014 as a result of the Merger.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Unites (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Barry Sloane, CEO	—	—	—	—	—	—	—	—	300	$20.00	—
Craig J. Brunet, EVP, CIO	—	—	—	—	—	—	—	—	300	$20.00	—
Jennifer C. Eddelson, EVP, CAO	—	—	—	—	—	—	—	—	—	—	—
Peter Downs, Chief Lending Officer	—	—	—	—	—	—	—	—	300	$20.00	—
Matthew G Ash, CCO	—	—	—	—	—	—	—	—	300	$20.00	—

OUTSTANDING EQUITY AWARDS AT 2014 YEAR END

The following table reflects all outstanding equity awards held by our named executive officers as of December 31, 2014:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights that have not Vested ($)

Barry Sloane, Chief Executive Officer	—	—	—	—	—	—	—	—	—

Jennifer Eddelson, Chief Accounting Officer	—	—	—	—	—	—	—	—	—

Craig J. Brunet, Chief Information Officer	—	—	—	—	—	—	—	—	—

Peter Downs, Chief Lending Officer	—	—	—	—	—	—	—	—	—

Matthew G Ash, Chief Compliance Officer	—	—	—	—	—	—	—	—	—

(1)	As a result of the Merger, all outstanding awards of stock options and restricted Common Shares vested, were exercised and were converted into Common Shares of the Company on or before November 11, 2014. To date, there have been no grants of Option Awards under the 2014 Stock Plan.

OPTIONS EXERCISED AND STOCK VESTED

As a result of the Merger, on or before November 11, 2014, all outstanding awards of stock options and restricted Common Shares vested, were exercised and were converted into Common Shares of the Company. The following table reflects the named executive officers’ options exercised and stock vested as a result of the Merger.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Exercise (1) (#)	Value Realized On Exercise ($)
Barry Sloane	—	—	48,783	1,239,750
Jennifer Eddelson	6,000	32,600	11,261	157,100
Craig J. Brunet	13,889	215,000	9,538	184,266
Peter Downs	2,552	33,300	8,824	182,700
Matthew G Ash	5,184	85,300	7,926	156,600

(1)	As a result of the Merger, all outstanding awards of stock options and restricted Common Shares vested, were exercised and were converted into Common Shares of the Company on or before November 11, 2014. The amounts in the table above reflect the net shares issued after exchange of shares for payment of taxes.

Employment Agreements

The Company has entered into separate employment agreements with the following named executive officers during 2014:

•	Barry Sloane, as Chairman, Chief Executive Officer and Secretary;

•	Craig J. Brunet, as Executive Vice President and Chief Information Officer;

•	Jennifer Eddelson, as Executive Vice President and Chief Accounting Officer; and

•	Matthew G. Ash, Executive Vice President and Chief Compliance Officer.

Barry Sloane, as Chairman and Chief Executive Officer, is responsible for implementing the policies adopted by the Company’s Board of Directors.

Mr. Sloane’s employment agreement provides for:

•	a twelve month term through March 31, 2015 at an annual base salary of $400,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives;

•	retirement and medical plans, customary fringe benefits, vacation and sick leave; and

•	$2 million of split-dollar life insurance coverage.

Mr. Brunet’s employment agreement provides for:

•	a twelve month term through March 31, 2015 at an annual base salary of $200,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives; and

•	retirement and medical plans, customary fringe benefits, vacation and sick leave.

Ms. Eddelson’s employment agreement provides for:

•	a twelve month term through May 31, 2015 at an annual base salary of $240,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives; and

•	retirement and medical plans, customary fringe benefits, vacation and sick leave.

Mr. Ash’s employment agreement provides for:

•	a twelve month term through December 31, 2014 at an annual base salary of $238,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives; and

•	retirement and medical plans, customary fringe benefits, vacation and sick leave.

Payments upon Change of Control

Mr. Sloane’s employment agreement provides for a payment in the event of non-renewal of his employment in an amount equal to one and one half (1.5) times, or in the case of a change of control or termination other than for cause of the agreement an amount equal to two (2) times, the sum of (i) the executive’s base salary in effect at the time of termination, plus (ii) the amount of any incentive compensation paid with respect to the immediately preceding fiscal year.

Mr. Brunet’s, Ms. Eddelson’s and Mr. Ash’s employment agreements provide for a payment in the case of termination other than for cause or in connection with a change in control of the agreement equal to one (1) times the sum of (i) the executive’s base salary in effect at the time of termination, plus (ii) the amount of any incentive compensation paid with respect to the immediately preceding fiscal year. Mr. Brunet’s employment agreement also provides for a payment in the case of non-renewal equal to one (1) times the sum of (i) the executive’s base salary in effect at the time of termination, plus (ii) the amount of any incentive compensation paid with respect to the immediately preceding fiscal year.

Each employment agreement contains a non-competition provision that requires the employee to devote substantially his full business time and efforts to the performance of the employee’s duties under the agreement.

The employee is not prohibited, however, from serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the Board of Directors, will not present conflicts of interest with the Company; or investing in any business dissimilar from the Company’s or, solely as a passive or minority investor, in any business.

Under each of the employment agreements, the Company may terminate an employee’s employment for “just cause” as defined in the agreement, and upon the termination, no severance benefits are available. If the employee voluntarily terminates his employment for “good reason” as defined in the agreement, or the employee’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the agreement. The employee is able to terminate voluntarily his agreement by providing 60 days written notice to the Board of Directors, in which case the employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

Post Termination Payments

The table below reflects the amount of compensation that would be payable to the executive officers under existing arrangements if the hypothetical termination of employment events described above had occurred on December 31, 2014, given their compensation and service levels as of such date. All payments are payable by the Company in a lump sum unless otherwise noted.

These benefits are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan, disability benefits, and accrued vacation pay. In addition, in connection with any termination of Mr. Sloane’s employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation, Corporate Governance and Nominating Committee deems appropriate.

The actual amounts that would be paid upon Mr. Sloane’s and Mr. Brunet’s termination of employment can be determined only at the time of their separation from the Company.

	Post Termination Payments
Name	Change in Control	Non-Renewal	Termination without cause
Barry Sloane	$1,000,000	$750,000	$1,000,000
Craig J. Brunet	$200,000	$200,000	$200,000
Jennifer Eddelson	$290,000	$—	$290,000
Matthew Ash	$293,000	$—	$293,000

Nonqualified Deferred Compensation

The Company did not have any nonqualified deferred compensation in the year ended December 31, 2014.

Pension Benefits

The Company had no obligation under pension benefit plans to the named executive officers as of December 31, 2014.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid by the Company is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may, in the future, approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments under its three incentive stock plans in accordance with the requirements of FASB Statement 123(R).

PROPOSAL II – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of directors has reappointed McGladrey LLP as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2015, and the Audit Committee has asked that this selection be ratified by our shareholders.

Representatives of McGladrey LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The ratification of the selection of McGladrey LLP as our independent accountants for the fiscal year ending December 31, 2015 will require the affirmative vote of the holders of a majority of the outstanding Common Shares voted at the Annual Meeting, in person or represented by proxy. In determining whether the proposal has received the requisite number of affirmative votes, broker non-votes will be voted as instructed by the broker. In the event this Proposal is not approved, the Audit Committee will take such fact into account in selecting the Company’s independent accountants for the year ending December 31, 2015 but the Audit Committee is not bound by the outcome of the vote.

THE BOARD BELIEVES THAT A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS AS DESCRIBED ABOVE IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” SUCH PROPOSAL.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees and Services

Fees for professional services rendered to the Company by McGladrey LLP during the fiscal year ended December 31, 2014 were as follows (in thousands):

Audit Fees	$940
Audit related fees	130
Tax Fees	—
All other fees	398

Total Fees	$1,468

Fees for professional services rendered to the Company by McGladrey LLP during the fiscal year ended December 31, 2013 were as follows (in thousands):

Audit Fees	$570
Audit related fees	23
Tax Fees	—
All other fees	58

Total Fees	$651

Audit Fees: The audit fees for the fiscal years ended December 31, 2014 and 2013 were for professional services rendered in connection with the audits of the Company’s annual financial statements, assistance with review of documents filed with the SEC, consents and other services required to be performed by our independent registered public accounting firm.

Audit-Related Fees: All other fees billed to the Company by McGladrey LLP during the fiscal years ended December 31, 2014 and 2013 for non-audit services and assurance and related services for attestations not required by law. In 2014 the amount represented fees for stand-alone audits required by the Company’s lender.

Tax Fees: No fees were billed to the Company by McGladrey LLP during the fiscal years ended December 31, 2014 and 2013 for professional services rendered in connection with tax compliance, tax advice, and tax planning.

All Other Fees: Non-audit related services billed by McGladrey LLP were primarily related to the Company’s Form N-2 and N-14 filings.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related services provided by, McGladrey LLP were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors, through its Audit Committee, and in accordance with its written Charter, reviews the audit function, internal controls and financial statements of the Company. The Committee consists solely of directors who are not Company employees and are considered “independent” under applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market. In 2014, the Audit Committee convened 4 times to discuss with management and the independent auditors their respective accounting, auditing and financial reporting responsibilities with respect to the fiscal years 2014 and 2013.

In connection with the December 31, 2014 financial statements of the Company, the Audit Committee: (1) reviewed and discussed the audited and interim unaudited financial statements with management; (2) discussed with the auditors the matters required by the Statement on Auditing Standards No. 61, as amended (Codification of statements on Auditing Standards, AU 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. In discharging these oversight responsibilities as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditor and the Company that might bear on the auditors’ independence and discussed with the auditors any relationships that may impact their objectivity and independence. Based upon these procedures and discussions with Company management, the Audit Committee considered whether it was necessary to exclude McGladrey LLP from performing any work for the Company separate and apart from auditing the Company’s financial statements. After a thorough analysis, the Audit Committee concluded that at this time there was no conflict that would jeopardize auditor independence and that it is satisfied as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls.

The Audit Committee, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2014, with management and the independent auditors. Based upon these reviews and the resulting discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Date: April 27, 2015	Respectfully submitted, Richard J. Salute, Chairman Salvatore F. Mulia Sam Kirschner

PROPOSAL III – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board, the Company or the Compensation, Corporate Governance and Nominating Committee, the Compensation, Corporate Governance and Nominating Committee will take into account the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent and to motivate them to achieve, and reward them for achieving, superior performance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 10 of this proxy statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Newtek Business Services, Inc. hereby approve on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K to the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

RESOLUTION RELATED TO COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL IV – APPROVAL TO ADJOURN TO SOLICIT ADDITIONAL VOTES

The Company’s shareholders may be asked to consider and act upon one or more adjournments of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the other proposals set forth in this proxy statement.

If a quorum is not present at the Annual Meeting, the Company’s shareholders may be asked to vote on the proposal to adjourn the Annual Meeting to solicit additional proxies. If a quorum is present at the Annual Meeting, but there are not sufficient votes at the time of the Annual Meeting to approve one or more of the proposals, the Company’s shareholders may also be asked to vote on the proposal to adjourn the Annual Meeting to permit further solicitation of proxies in favor of the other proposals. However, a shareholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval on such proposal(s).

If the adjournment proposal is approved, and the Annual Meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the Annual Meeting, including the solicitation of proxies from shareholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposal could mean that, even though the Company may have received proxies representing a sufficient number of votes against a proposal to defeat it, the Company’s management could present the adjournment proposal for a vote of the Company’s shareholders and thereby cause the Annual Meeting to be adjourned without a vote on the proposal and seek during that period to convince the holders of those Shares to change their votes to vote in favor of the proposal. Therefore, if a shareholder voted against any or all of the other proposals set forth in this proxy statement, then such shareholder may not want to vote for this adjournment proposal.

The Board believes that, if the number of the Company’s common shares voting in favor of any of the proposals presented at the Annual Meeting is insufficient to approve a proposal, it is in the best interests of the Company’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

RESOLUTION TO APPROVE AN ADJOURNMENT.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting. Under SEC rules, if a shareholder does not notify the Company within a reasonable time before the date of this Proxy Statement of such shareholder’s intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting, without any discussion of the matter in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON June 24, 2015

The Proxy Statement and Annual Report for the year ended December 31, 2014 are available at the special website: http://www.astproxyportal.com/ast/19720/

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room in Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Newtek Business Services, Inc., 212 West 35th Street, 2nd floor, New York, NY 10001, Attention: Secretary, and can also be accessed through our website at www.Thesba.com.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Newtek Business Services Corp., 212 West 35th Street, 2nd floor, New York, NY 10001, Attention: Chief Legal Officer or call (212) 356-9500. Promptly upon receipt by us of such a request from a shareholder, separate proxy materials will be delivered to the requesting shareholder. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers or the Company (if you hold registered shares).

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, to assert or defend legal claims, in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

COSTS OF PROXY SOLICITATIONS; SHAREHOLDER COMMUNICATIONS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Shares. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by email without additional compensation.

Shareholders may send written communications to the Board of Directors to the attention of the Board of Directors, c/o Newtek Business Services Corp., 212 West 35th Street, 2nd floor, New York, New York 10001. Shareholder communications must be signed by the shareholder and identify the number of Common Shares held by the shareholder. Each properly submitted shareholder communication will be provided to the Board of Directors at its next meeting or, if such communication requires more immediate attention, it will be forwarded to the Directors promptly after receipt.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy statement and proxy relating to the 2016 Annual Meeting of Shareholders of the Company, which will be held on or about June 15, 2016, any shareholder proposal to take action at such meeting must be received by the Secretary of the Company at 212 West 35th Street, 2nd floor, New York, New York 10001 no later than March 15, 2016. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2015 Annual Meeting of Shareholders, or to consider and vote upon at any such meeting, any shareholder proposal which does not meet all of the requirements established by the Securities and Exchange Commission (“SEC”) or the Company’s Restated Certificate of Incorporation or Bylaws in effect at the time such proposal is received.

************************

By order of the Board of Directors,

Michael A. Schwartz, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

NEWTEK BUSINESS SERVICES CORP.

June 24, 2015

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.astproxyportal.com/ast/19720/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided. i

¢ 20233300000000001000 0	062415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO DIRECTORS NOMINATED AND

“FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of two Directors for a three year term (except as marked to the contrary):				2.	The ratification of McGladrey LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Peter Downs O Barry Sloane		3.	The approval of the compensation of the named executive officers.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4.

To approve any adjournment of the Annual Meeting, if necessary or appropriate to solicit additional proxies in favor of any of the foregoing proposals, if there are not sufficient votes for the proposals.

						☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2014 Annual Report to Shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, ●
				Check here if you plan to attend the Annual Meeting: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF SHAREHOLDERS OF

NEWTEK BUSINESS SERVICES CORP.

June 24, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.astproxyportal.com/ast/19720/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20233300000000001000 0	062415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO DIRECTORS NOMINATED AND

“FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of two Directors for a three year term (except as marked to the contrary):				2.	The ratification of McGladrey LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Peter Downs O Barry Sloane		3.	The approval of the compensation of the named executive officers.	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			4.

To approve any adjournment of the Annual Meeting, if necessary or appropriate to solicit additional proxies in favor of any of the foregoing proposals, if there are not sufficient votes for the proposals.

						☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2014 Annual Report to Shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				Check here if you plan to attend the Annual Meeting: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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NEWTEK BUSINESS SERVICES CORP.

ANNUAL MEETING OF SHAREHOLDERS

June 24, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Newtek Business Services Corp. (the "Company") hereby appoints Barry Sloane and Michael A. Schwartz, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the New York City office of the Company, 212 W. 35th Street, 2nd Floor, New York, NY 10001 on Wednesday, June 24, 2015 at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the election of the named nominees and for propositions 2, 3 and 4. If any other business is presented at the Annual Meeting as to which this proxy confers discretionary authority, this proxy will be voted by those named in this proxy as determined by a majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be signed on the reverse side.)

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